Exhibit 99.1

Kodak Boosts Operating Performance, With Strong Growth in Key Strategic Technology Products

Summary:

  On a comparable operational basis, net loss improved in 2014 by $411 million year-over-year, and cash used in operations improved by $539 million.
  Revenue for 2014 was $2.1 billion, within the guidance range of between $2.1 and $2.3 billion.
  Operational EBITDA for the full year was $154 million, within the guidance range of $145-165 million; Net loss for the year was $118 million.
  Key strategic technology products achieved strong sales and profit growth for the year.
  Fourth quarter sales totaled $529 million, a decrease of $80 million from the fourth quarter in 2013, driven primarily by expected declines in mature businesses and foreign exchange.
  Fourth quarter net loss narrowed to $41 million, vs. a loss of $57 million in the fourth quarter of 2013.

2015 Guidance:

  2015 guidance is for $100-120 million in Operational EBITDA, representing approximately 60-90% improvement over 2014, on a comparable basis, when adjusted for the impact of foreign exchange and non-recurring intellectual property licensing revenue.

ROCHESTER, N.Y.--(BUSINESS WIRE)--March 16, 2015--Eastman Kodak Company (NYSE:KODK) today reported financial results for the fourth quarter and full year of 2014 which reflect progress driving growth in key technology products and reducing the company’s cost structure.

For the fourth quarter, Kodak had a net loss of $41 million, a $16 million improvement from a net loss of $57 million in the fourth quarter of 2013.

The net loss for the fourth quarter included these negative impact items totaling $44 million:

  $19 million in restructuring charges and residual reorganization costs from the 2012-2013 reorganization.
  A $16 million charge related to the markdown in the value of assets in Venezuela resulting from currency valuations and exchange restrictions.
  A $9 million charge related to an intangible asset impairment.

“In the fourth quarter on a comparative basis, Operational EBITDA improved year-over-year by 40%,” said Jeff Clarke, Kodak Chief Executive Officer. “We have made significant progress – ahead of our plans – in improving productivity and reengineering our cost structure. We remain focused on growth and improving our operating leverage to achieve sustained profitability.”

Sales for the fourth quarter totaled $529 million, a decline of $80 million from the fourth quarter of 2013, primarily due to expected substantial declines in the company’s mature businesses, as well as the negative impact of foreign exchange.

For the full year 2014, Kodak’s GAAP net loss was $118 million, compared to net earnings of $1.99 billion in 2013, which was favorably impacted by a net amount of $2.5 billion in special items, including a $2.01 billion gain on reorganization items. On a comparable basis, adjusting for special items, performance improved by $411 million.

Full year 2014 sales were $2.10 billion, vs. $2.35 billion in 2013. Strong overall growth of 68% was achieved in sales of key strategic technology products, including KODAK SONORA Process Free Plates, KODAK FLEXCEL NX Plates, and annuity revenues for KODAK PROSPER Presses. This growth was offset by expected significant declines in mature businesses.

Table 1: Kodak Earnings Summary

			12 Months	12 Months
Millions of dollars	4Q 2014	4Q 2013	2014	2013

Sales	$529	$609	$2,102	$2,349
Gross Profit	109	98	456	488
Percent of Revenue	20.6%	16.1%	21.7%	20.8%
Net income (loss)	(41)	(57)	(118)	1,988
Operational EBITDA[1]	35	34	154	150

1Operational EBITDA is defined as Total Segment Earnings (Loss) plus depreciation and amortization expense, and excluding the reallocation of costs previously allocated to discontinued businesses, the impact of fresh start accounting, stock-based compensation expense and certain consulting costs. Total Segment Earnings (Loss) represents the company’s measure of segment earnings which excludes Restructuring costs, Reorganization items, net, the Corporate components of pension and OPEB expenses / income (as defined in the company’s public filings with regard to segment earnings information), other operating income (expense), net, and other income and expenses.

Segment reporting

This is the last quarter for which Kodak will report segment results under the Graphics, Entertainment & Commercial Films (GECF) and Digital Printing & Enterprise (DP&E) business segments. In December, Kodak announced a new organizational structure, effective Jan. 1, 2015, to make the company faster-moving, more competitive and more entrepreneurial.

The company now has seven business divisions: Print Systems; Enterprise Inkjet Systems; Micro 3D Printing and Packaging; Software and Solutions; Consumer and Film; Intellectual Property Solutions; and Eastman Business Park. Financial results in 2015 will be reported on the basis of these seven divisions.

Graphics, Entertainment & Commercial Films (GECF): The GECF segment consists of the Graphics and Entertainment & Commercial Films groups, as well as Kodak’s intellectual property and brand licensing activities.

Table 2: GECF Segment Financial Overview

			12 Months	12 Months
Millions of dollars	4Q 2014	4Q 2013	2014	2013

Revenue	$359	$398	$1,434	$1,508
Gross Profit	59	40	242	231
Percent of Revenue	16.4%	10.1%	16.9%	15.3%
Selling, General and Administrative (“SG&A”)	42	58	190	241
Research and Development (“R&D”)	6	6	21	20
Segment (Loss) Earnings	11	(24)	31	(30)
Operational EBITDA[1]	36	35	170	143

GECF fourth quarter sales were $359 million, a decline of $39 million or 10% from $398 million of the year-ago quarter. A substantial decline in sales of entertainment imaging film, as well as price erosion in the prepress solutions business, were primarily responsible for the decline.

As previously announced, the company has finalized new film supply agreements with all six major Hollywood studios. Kodak has been engaged in broad discussions with prominent filmmakers, studios, independent artists, production companies, and film processors to enable film to remain a fundamental medium. As a result, the rate of decline of film sales is expected to subside in future periods.

Unit volume in the digital plates business increased, reflecting continued strong growth in sales of KODAK SONORA Process Free Plates. The company added more than 800 new customers for SONORA Plates since September 2014, bringing the total number of customers for the plates to more than 2,000, with momentum continuing into 2015.

Kodak is now completing construction of a new manufacturing line to produce SONORA Plates at its Columbus, Ga., manufacturing plant, and expects to bring the new line into production at the end of the second quarter. This will substantially add capacity to meet demand from customers in the Americas who are making the switch to the breakthrough product.

Operational EBITDA in the quarter for GECF was $36 million, bringing the unit’s Operational EBITDA for 2014 to $170 million total. The total for the year was a $27 million increase, buoyed by licensing payments and by strong performance of the graphics business, with productivity improvements, cost reductions, and increased volumes offsetting pricing pressures.

Digital Printing and Enterprise (DP&E): The DP&E Segment consists of Digital Printing, Packaging and Functional Printing, Enterprise Services & Solutions, and Consumer Inkjet Systems businesses.

Table 3: Digital Printing & Enterprise Segment Financial Overview

			12 Months	12 Months
Millions of dollars	4Q 2014	4Q 2013	2014	2013

Revenue	$170	$210	$668	$803
Gross Profit	43	29	164	187
Percent of Revenue	25.3%	13.8%	24.6%	23.3%
Selling, General and Administrative (“SG&A”)	34	51	153	195
Research and Development (“R&D”)	20	24	88	88
Segment (Loss) Earnings	(11)	(46)	(77)	(96)
Operational EBITDA[1]	(1)	(1)	(16)	7

DP&E had sales of $170 million in the fourth quarter of 2014, a decline of $40 million or 19% from the $210 million in the fourth quarter of 2013, driven primarily by the declines in consumer inkjet and legacy digital printing businesses.

Sales of KODAK FLEXCEL NX Products for package printing continued to enjoy strong growth in the quarter, with revenue from FLEXCEL NX Plates up by 38%. The company also achieved an installed base of 39 KODAK PROSPER Presses by year-end 2014, with further momentum in placement of presses taking place in the first months of 2015.

Operational EBITDA for DP&E was negative $1 million, flat with the prior-year quarter, with Operational EBITDA for the year of negative $16 million, a decline of $23 million vs. 2013, as a result of the declines in consumer inkjet and legacy digital printing businesses.

2015 Outlook

For 2015, Kodak expects revenue of between $1.8 and $2.0 billion and Operational EBITDA of between $100 and $120 million. This represents an improvement of approximately 60-90% in Operational EBITDA on a comparable basis when adjusted for non-recurring intellectual property licensing revenue and the negative impact of foreign exchange.

“I am optimistic about the growth prospects for our key technology products, and our new divisional structure will enable us to accelerate our momentum,” said Jeff Clarke. “Our new structure and the focus it provides will drive substantial improvements in operational performance in 2015.”

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at KodakNow.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, under the headings “Business,” “Risk Factors,” “Legal Proceedings,” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to improve and sustain its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to achieve the financial and operational results contained in our business plans; the ability of the Company to discontinue, spin off or sell certain non-core businesses or operations; the Company’s ability to comply with the covenants in its credit facilities; our ability to obtain additional financing if and as needed; any potential adverse effects of the concluded Chapter 11 proceedings on the Company’s brand or business prospects; the Company’s ability to fund continued investments, capital needs and restructuring payments and service its debt; changes in foreign currency exchange rates, commodity prices and interest rates; the resolution of claims against the Company; our ability to attract and retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of this date and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this fourth quarter and full year financial results news release, reference is made to certain non-GAAP financial measures of Operational EBITDA and improvement in Net Loss on a comparable basis.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in this fourth quarter and full year financial results news release.

The following tables reconcile Operational EBITDA, Graphics, Entertainment and Commercial Films (“GECF”) Operational EBITDA, and Digital Printing and Enterprise (“DP&E”) Operational EBITDA to the most directly comparable GAAP measures of GECF segment earnings (loss), DP&E segment loss, and net (loss) earnings attributable to Eastman Kodak Company for the three months and full year ended December 31, 2014 and 2013, respectively:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GECF Operational EBITDA, as presented	$36	$35	$170	143
GECF depreciation and amortization	(23)	(35)	(129)	(117)
GECF impact of fresh start adjustments	-	(20)	-	(34)
GECF impact of stock based compensation and certain consulting costs	(2)	(2)	(8)	(3)
GECF impact of costs previously allocated to discontinued operations	-	(2)	(2)	(19)
GECF segment earnings (loss)	$11	$(24)	$31	$(30)

DP&E Operational EBITDA, as presented	$(1)	$(1)	$(16)	$7
DP&E depreciation and amortization	(9)	(16)	(53)	(41)
DP&E impact of fresh start adjustments	-	(26)	-	(39)
DP&E impact of stock based compensation and certain consulting costs	(1)	(1)	(6)	(2)
DP&E impact of costs previously allocated to discontinued operations	-	(2)	(2)	(21)
DP&E segment loss	$(11)	$(46)	$(77)	$(96)

Operational EBITDA, as presented	$35	$34	$154	$150
Reportable segments depreciation and amortization	(32)	(51)	(182)	(158)
Impact of fresh start adjustments	-	(46)	-	(73)
Impact of stock based compensation and certain consulting costs	(3)	(3)	(14)	(5)
Impact of costs previously allocated to discontinued operations	-	(4)	(4)	(40)
Total segment earnings (loss)	-	(70)	(46)	(126)
All other	(1)	1	(10)	(3)
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	(19)	(13)	(61)	(66)
Corporate components of pension and OPEB income (1)	20	54	110	110
Other operating (expense) income, net	(7)	(2)	(9)	493
Legal contingencies, settlements and other	(4)	3	(4)	3
Loss on early extinguishment of debt, net	-	-	-	(8)
Interest expense	(15)	(16)	(62)	(128)
Other (charges) income, net	(13)	10	(17)	(3)
Reorganization items, net	(2)	(11)	(13)	2,010
Consolidated (loss) earnings from continuing operations before income taxes	(41)	(44)	(112)	2,282
(Benefit) Provision for income taxes	(1)	7	10	163
(Loss) earnings from continuing operations	(40)	(51)	(122)	2,119
(Loss) earnings from discontinued operations, net of income taxes	(1)	(6)	4	(131)
Net (loss) earnings	(41)	(57)	(118)	1,988
Less: Net income attributable to noncontrolling interests	1	6	5	3
Net (loss) earnings attributable to Eastman Kodak Company (GAAP basis)	$(42)	(63)	$(123)	$1,985

The following table reconciles the improvement in 2014 Operational EBITDA on a comparable basis to the most directly comparable GAAP measure of net loss attributable to Eastman Kodak Company for the year ended December 31, 2014:

			2015 Projected
(in millions)	Year Ended		Operational
	December 31,	2015	EBITDA
	2014	Guidance	Improvement
Operational EBITDA on a comparable basis	$63	$100 - $120	59% - 90%
Impact of foreign exchange 2015 vs 2014	21
Non Recurring Intellectual Property licensing revenue	70
Operational EBITDA, as presented	$154
Reportable segments depreciation and amortization	(182)
Impact of fresh start adjustments	-
Impact of stock based compensation and certain consulting costs	(14)
Impact of costs previously allocated to discontinued operations	(4)
Total segment loss	(46)
All other	(10)
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	(61)
Corporate components of pension and OPEB income (1)	110
Other operating expense, net	(9)
Legal contingencies, settlements and other	(4)
Interest expense	(62)
Other charges, net	(17)
Reorganization items, net	(13)
Consolidated loss from continuing operations before income taxes	(112)
Provision for income taxes	10
Loss from continuing operations	(122)
Earnings from discontinued operations, net of income taxes	4
Net loss	(118)
Less: Net income attributable to noncontrolling interests	5
Net loss attributable to Eastman Kodak Company (GAAP basis)	$(123)

The following table reconciles the improvement in Operational EBITDA on a comparable basis to the most directly comparable GAAP measure of net loss for the three months ended December 31, 2014:

(in millions)
	Q4 2014	Q4 2013	$ Change	% Change
Operational EBITDA on a comparable basis	$35	$25	$10	40%
Non-recurring licensing revenue	-	9	(9)	-100%
Operational EBITDA, as presented	$35	$34	$1	3%
Reportable segments depreciation and amortization	(32)	(51)	19	-37%
Impact of fresh start adjustments	-	(46)	46	-100%
Impact of stock based compensation and certain consulting costs	(3)	(3)	-	0%
Impact of costs previously allocated to discontinued operations	-	(4)	4	-100%
Total segment earnings (loss)	-	(70)	70	-100%
All other	(1)	1	(2)	-200%
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	(19)	(13)	(6)	46%
Corporate components of pension and OPEB income (1)	20	54	(34)	-63%
Other operating expense, net	(7)	(2)	(5)	250%
Legal contingencies, settlements and other	(4)	3	(7)	-233%
Interest expense	(15)	(16)	1	-6%
Other (charges) income, net	(13)	10	(23)	-230%
Reorganization items, net	(2)	(11)	9	-82%
Consolidated loss from continuing operations before income taxes	(41)	(44)	3	-7%
(Benefit) Provision for income taxes	(1)	7	(8)	-114%
Loss from continuing operations	(40)	(51)	11	-22%
Loss from discontinued operations, net of income taxes	(1)	(6)	5	-83%
Net loss	(41)	(57)	16	-28%
Less: Net income attributable to noncontrolling interests	1	6	(5)	-83%
Net loss attributable to Eastman Kodak Company (GAAP basis)	$(42)	$(63)	$21	-33%

(1) Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, amortization of prior service credits related to the U.S. Postretirement Benefit Plan and special termination benefits, curtailments and settlement components of pension and other postretirement benefit expenses, except for settlements in connection with the chapter 11 bankruptcy proceedings that are recorded in Reorganization items, net and curtailments and settlements included in Earnings (loss) from discontinued operations, net of income taxes in the Consolidated Statement of Operations.

The following table reconciles the improvement in Net Loss on a comparable basis to the most directly comparable GAAP measure of net (loss) earnings for the year ended December 31, 2014 and 2013, respectively:

	Year Ended December 31,
	2014	2013	Change
Net loss on a comparable basis	$(96)	$(507)	$411
Other operating (expense) income, net	(9)	493	(502)
Reorganization items, net	(13)	2,010	(2,023)
Loss on early extinguishment of debt, net	-	(8)	8
Net (loss) earnings (GAAP basis)	$(118)	$1,988	$(2,106)

B. FINANCIAL STATEMENTS

Segment Earnings (Loss) and Consolidated Earnings (Loss) from Continuing Operations before Income Taxes

	Successor		Predecessor
		Four Months	Eight Months
		Ended	Ended
	Year Ended	December 31,	August 31,	Year Ended
(in millions)	December 31, 2014	2013	2013	December 31, 2012
Graphics, Entertainment and Commercial Films ("GECF")
Revenues	$1,434	$521	$987	$1,680
Cost of revenues	1,192	472	805	1,509
Gross profit	242	49	182	171
Selling, general and administrative expenses	190	77	164	341
Research and development costs	21	7	13	40
GECF segment earnings (loss)	$31	$(35)	$5	$(210)

Digital Printing and Enterprise ("DP&E")
Revenues	$668	$284	$519	$939
Cost of revenues	504	243	373	813
Gross profit	164	41	146	126
Selling, general and administrative expenses	153	67	128	274
Research and development costs	88	33	55	132
DP&E segment loss	$(77)	$(59)	$(37)	$(280)

Total segment loss	$(46)	$(94)	$(32)	$(490)
All other	(10)	(3)	-	(3)
Restructuring costs and other	(61)	(17)	(49)	(232)
Corporate components of pension and OPEB income	110	67	43	(2)
Other operating (expense) income, net	(9)	(2)	495	86
Legal contingencies, settlements and other	(4)	3	-	(1)
Loss on early extinguishment of debt, net	-	-	(8)	(7)
Interest expense	(62)	(22)	(106)	(139)
Other (charges) income, net	(17)	10	(13)	21
Reorganization items, net	(13)	(16)	2,026	(843)
Consolidated (loss) earnings from continuing operations before income taxes	$(112)	$(74)	$2,356	$(1,610)

The notes accompanying the Company’s 2014 Form 10-K are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS
	Successor		Predecessor
		Four Months Ended	Eight Months Ended
	Year Ended	December 31,	August 31,	Year Ended
	December 31, 2014	2013	2013	December 31, 2012
Revenues
Sales	$1,724	$674	$1,263	$2,265
Services	378	133	279	454
Total net sales	2,102	807	1,542	2,719
Cost of sales
Products	1,362	581	955	2,039
Services	284	106	219	387
Total cost of sales	1,646	687	1,174	2,426
Gross profit	456	120	368	293
Selling, general and administrative expenses	310	114	297	637
Research and development costs	94	33	66	168
Restructuring costs and other	59	17	43	215
Other operating expense (income), net	9	2	(495)	(85)
(Loss) earnings from continuing operations before interest expense, loss on early extinguishment of debt, net, other income (charges), net, reorganization items, net and income taxes	(16)	(46)	457	(642)
Interest expense	62	22	106	139
Loss on early extinguishment of debt, net	-	-	8	7
Other (charges) income, net	(21)	10	(13)	21
Reorganization items, net	13	16	(2,026)	843
(Loss) earnings from continuing operations before income taxes	(112)	(74)	2,356	(1,610)
Provision (benefit) for income taxes	10	8	155	(273)
(Loss) earnings from continuing operations	(122)	(82)	2,201	(1,337)
Earnings (loss) from discontinued operations, net of income taxes	4	4	(135)	(42)
NET (LOSS) EARNINGS	(118)	(78)	2,066	(1,379)
Less: Net income attributable to noncontrolling interests	5	3	-	-
NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(123)	$(81)	$2,066	$(1,379)

The notes accompanying the Company’s 2014 Form 10-K are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)	As of	As of
	December 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$712	$844
Receivables, net	414	571
Inventories, net	349	358
Deferred income taxes	31	48
Assets held for sale	14	95
Other current assets	30	55
Total current assets	1,550	1,971
Property, plant and equipment, net of accumulated depreciation of $231 and $67, respectively	524	684
Goodwill	96	88
Intangible assets, net	182	219
Restricted cash	37	79
Deferred income taxes	38	54
Other long-term assets	129	105
TOTAL ASSETS	$2,556	$3,200

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable, trade	$212	$281
Short-term borrowings and current portion of long-term debt	5	4
Liabilities held for sale	10	38
Other current liabilities	372	562
Total current liabilities	599	885
Long-term debt, net of current portion	672	674
Pension and other postretirement liabilities	662	572
Other long-term liabilities	324	421
Total Liabilities	2,257	2,552

Commitments and Contingencies (Note 9)

Equity
Common stock, $0.01 par value	-	-
Additional paid in capital	621	613
Treasury stock, at cost	(4)	(3)
Accumulated deficit	(204)	(81)
Accumulated other comprehensive (loss) income	(136)	99
Total Eastman Kodak Company shareholders’ equity	277	628
Noncontrolling interests	22	20
Total equity	299	648
TOTAL LIABILITIES AND EQUITY	$2,556	$3,200

The notes accompanying the Company’s 2014 Form 10-K are an integral part of these consolidated financial statements.

CONTACT:
Eastman Kodak Company
Media Contact:
Christopher Veronda, +1-585-724-2622
christopher.veronda@kodak.com
or
Investor Contact:
David Bullwinkle, +1-585-724-4053
shareholderservices@kodak.com